Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Managers

WHE AcqCo., LLC:

We consent to the use of our report dated November 10, 2016, with respect to the statements of revenues and direct operating expenses of certain oil and gas properties of Clayton Williams Energy, Inc. contracted to be acquired by WHE AcqCo., LLC for the nine month period ended September 30, 2016 and the years ended December 31, 2015 and 2014, incorporated by reference in this Registration Statement on Form S-8 and included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the SEC on December 15, 2016, which forms a part of WildHorse Resource Development Corporation’s Registration Statement on Form S-1, as amended (File No. 333-214569).

(signed) KPMG LLP

Dallas, Texas

December 16, 2016